Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8251

TravelCenters of America LLC Wins Litigation Against Comdata

Westlake, OH (September  11, 2017):  TravelCenters of America LLC (Nasdaq:  TA) today announced that it has won its litigation against Comdata, Inc. regarding the fees charged by Comdata to TA for processing payments at TA’s locations using Comdata fuel cards.

As previously reported, TA began its litigation against Comdata on November 30, 2016 in response to communications from Comdata alleging that TA had breached certain agreements which require Comdata to process customer transactions using Comdata cards at set fees through January 2, 2022.  Comdata had asserted that it was no longer bound by this contract and unilaterally raised the processing fees charged TA effective February 1, 2017.  TA has previously publicly estimated that the excess fees being charged by Comdata have cost TA approximately $900,000 per month.

Today’s decision is included in a 101 page opinion issued by Chancellor Andre Bouchard of the Delaware Court of Chancery after extensive discovery and a four day trial which concluded earlier this year.  Both TA and Comdata are organized under Delaware law.  The decision orders Comdata to honor TA’s contract terms and to reimburse TA for all excess amounts charged to TA since February 1, 2017, plus interest.  The decision also requires Comdata to reimburse TA for its reasonable attorneys’ fees.  The final amount of the payment due to TA from Comdata will be determined by post trial proceedings which have not yet been scheduled.

Commenting upon today’s decision, Tom O’Brien, President and Chief Executive Officer of TA, made the following statement:

“TA is pleased with today’s decision.  The Court has found that Comdata did not have a proper basis for breaching its long standing agreements with TA and the Court noted that the evidence presented suggests that ‘Comdata’s representation that the February rates are what a merchant similar in size to TA would pay was not entirely honest.’

“During this litigation, TA discovered, and the Court’s opinion noted, that Comdata has considered ways it might hurt TA’s business if TA did not agree to higher fees. I personally want to say a special thank you to all the TA customers who remained loyal to TA during our dispute with Comdata. I sincerely hope that normal business may now continue without any efforts by Comdata to direct business away from TA.”

The Chancery Court decision dismissed TA’s claims against FleetCor Technologies, Inc. (NYSE: FLT), the parent company of Comdata, because the Court found that TA had not presented evidence sufficient to pierce Comdata’s separate corporate existence and because there was no evidence that Comdata itself lacked sufficient resources to pay the judgment.  Also, the Chancery Court’s decision found that TA should not be awarded triple damages under the Tennessee Consumer Protection Act which TA had argued might apply to Comdata’s conduct in this case.

TA is represented in this litigation by the Boston, MA office of Ropes & Gray LLP (Jane E. Willis, Matthew L. McGinnis and C. Thomas Brown) and the Wilmington, DE office of Skadden, Arps, Slate, Meagher & Flom LLP (Robert S. Saunders, Joseph O. Larkin and Jessica R. Kunz).

About TravelCenters of America LLC:

TA’s nationwide business includes travel centers located in 43 states and in Canada, standalone convenience stores in 11 states and standalone restaurants in 14 states.  TA’s travel centers operate under the “TravelCenters of America”, “TA,” “Petro Stopping Centers” and “Petro” brand names and offer diesel and gasoline fueling, restaurants, truck repair services, travel/convenience stores and other services which are designed to provide attractive and efficient travel experiences to professional drivers and other motorists.  TA’s convenience stores operate principally under the “Minit Mart” brand name and offer fuel as well as nonfuel products and services such as coffee, groceries, fresh food offerings and other convenience items.  TA’s standalone restaurants operate principally under the “Quaker Steak & Lube” brand name.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  WHENEVER TA USES WORDS SUCH AS “BELIEVE,” “EXPECT,” “ANTICIPATE,” “INTEND,” “PLAN,” “ESTIMATE,” “WILL,” “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, TA IS MAKING FORWARD LOOKING STATEMENTS.   THESE FORWARD LOOKING

STATEMENTS ARE BASED UPON TA’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY TA’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING:

•                  THIS PRESS RELEASE STATES THAT TA HAS WON ITS LITIGATION AGAINST COMDATA.  COMDATA MAY APPEAL THE COURT OF CHANCERY’S DECISION AND THE DECISION MAY BE REVERSED OR AMENDED UPON APPEAL.

•                  THIS PRESS RELEASE STATES THAT THE COURT OF CHANCERY HAS ORDERED COMDATA TO HONOR THE TERMS OF ITS CONTRACT WTH TA.  TA DOES NOT KNOW IF COMDATA WILL ABIDE THIS DECISION OR ALLEGE SOME REASON WHY IT MAY NOT HONOR THOSE TERMS.

•                  THIS PRESS RELEASE STATES THAT TA BELIEVES THE EXCESS AMOUNT OF FEES IT HAS BEEN CHARGED BY COMDATA SINCE FEBRUARY 1, 2017 IS APPROXIMATELY $900,000 PER MONTH.  THE FINAL ACCOUNTING OF THE AMOUNT COMDATA MUST PAY TA MAY BE MORE OR LESS THAN THIS AMOUNT.

•                  THIS PRESS RELEASE STATES THAT TA HAS DISCOVERED EVIDENCE THAT COMDATA HAS CONSIDERED WAYS IT MAY HARM TA’S BUSINESS IF TA DID NOT AGREE TO PAY INCREASED FEES FOR PROCESSING FUEL CARD TRANSACTIONS.  TA DOES NOT KNOW IF COMDATA INTENDS TO IMPLEMENT SUCH ACTIONS.  IF COMDATA UNDERTAKES SUCH ACTIONS, TA’S VICTORY IN THIS LITIGATION MAY RESULT IN TA’S LOSS OF BUSINESS UNLESS TA IS ABLE TO TAKE ACTIONS TO COUNTER THOSE ACTIVITIES.

•                  LITIGATION AND COURT DECISIONS OFTEN PRODUCE UNEXPECTED RESULTS.  THE COURT OF CHANCERY DECISION LEAVES UNDECIDED THE FINAL AWARD OF DAMAGES AND ATTORNEYS FEES TO BE PAID TO TA AND, ACCORDINGLY, THIS DECISION IS NOT YET FINAL.  ALSO, AS NOTED ABOVE, COMDATA MAY APPEAL THIS DECISION.  CONTINUING LITIGATION IS OFTEN EXPENSIVE AND DISTRACTING TO MANAGEMENT.

FOR ALL OF THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.  ALSO,

UNLESS REQUIRED BY APPLICABLE LAW, TA DOES NOT UNDERTAKE TO UPDATE THE STATEMENTS IN THIS PRESS RELEASE AS A RESULT OF NEW EVENTS OR CHANGED CIRCUMSTANCES.

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